SUBSIDIARES OF REGISTRANT

1. Masatepe Communications, U.S.A., L.L.C., a Delaware limited liability company

2.      Sky King Communications, Inc., a Delaware corporation

3.      VDC   Telecommunications,   Inc.,  a Delaware corporation  (d/b/a  Voice
        and  Data Communications)

4.      Voice & Data Communications (Hong Kong) Limited, a Hong Kong corporation